FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) or (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                       ----------------------------------
             (Exact name of registrant as specified in its charter)

Commonwealth of Pennsylvania                         23-2153729
----------------------------         -------------------------------------
(State or other jurisdiction of        (I.R.S. Employer Identification No.)
incorporation or organization)


                         1818 Market Street, 33rd Floor
                        Philadelphia, Pennsylvania 19103
                        --------------------------------
                    (Address of principal executive offices)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [x]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates; (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:


              Title of each class         Name of each exchange on which
               to be registered           each class is to be registered
               ----------------           ------------------------------

Common Stock, par value $0.01              New York Stock Exchange, Inc.


        Securities to be registered pursuant to Section 12(g) of the Act:
                                      None


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ITEM 1.   Description of Registrant's Securities to be Registered

Holders of the Company's common stock are entitled to one vote per share on all matters submitted to a vote of our shareholders. Holders of the Company's common stock are not entitled to cumulate their votes for the election of directors. Subject to the preferential rights of any class or series of preferred stock that may be issued by the Company in the future, holders of common stock are entitled to receive equally any dividends declared on the Company's common stock and, in the event of the Company's liquidation, dissolution or winding-up, are entitled to share equally in all of the Company's remaining assets. Holders of the Company's common stock have no preemptive rights or rights to convert common stock into any other securities and are not subject to future calls or assessments.

The Pennsylvania Business Corporation Law of 1988 expressly permits directors of a corporation to consider the interest of constituencies other than shareholders, such as employees, suppliers, customers, creditors, the communities in which the corporation operates and all other relevant factors, in discharging their fiduciary duties. Furthermore, the Pennsylvania Business Corporation Law of 1988 expressly provides that directors do not violate their fiduciary duty solely by relying on shareholders' rights plans or anti-takeover provisions under Pennsylvania law. In fact, the fiduciary duties of directors are not increased with respect to any act taken by them that relates to or affects a potential or proposed acquisition.

In addition, Subchapter F of Subchapter 25 of the Pennsylvania Business Corporation Law of 1988 is designed to regulate certain "business combinations" between Exchange Act companies and "interested shareholders." In general, Subchapter F prohibits the consummation of certain enumerated business combination transactions during a five year moratorium period unless either the stock purchase through which the interested shareholder became an interested shareholder receives the prior approval of a corporation's board of directors or such transaction receives the prior approval of a corporation's board or certain specified classes of shareholders, and in some instances the interested shareholder must comply with certain specified "fair price" valuation and payment requirements. The moratorium period runs from the date on which the interested shareholder becomes an "interested shareholder" (generally, the date the shareholder first acquires beneficial ownership of 20% or more of the corporation's voting shares). After the moratorium period, a corporation can undertake a business combination with the interested shareholder only upon shareholder approval as specified in Subchapter F and, in some cases, upon payment of a specified "fair price" to shareholders.

The effect of these provisions may be to deter hostile takeovers involving tender offers or other off-market acquisitions of shares that are made at prices above the prevailing market price of a company's shares. In addition, persons attempting to acquire control often make market purchases that increase the market price of a company's stock. These anti-takeover provisions may discourage any or all of such acquisitions, particularly those of less than all of our common stock, and may thereby prevent certain holders of the Company's common stock from the opportunity to sell their shares at a temporarily higher market price.

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

The Company's amended and restated by-laws provide that none of the Company's directors shall be personally liable to the Company or its shareholders to the maximum extent permitted by law. The effect of this provision is to limit the Company's ability and the ability of the Company's shareholders to recover monetary damages from a director for a breach of certain fiduciary duties (including breaches resulting from grossly negligent conduct). This provision does not, however, exonerate a director from liability (i) pursuant to any criminal statute or (ii) for the payment of taxes pursuant to federal, state or local law. The Company's amended and restated by-laws provide for indemnification of the Company's officers and directors to the maximum extent permitted by law, unless a court has determined that the act or failure to act constituted willful misconduct or recklessness.


ITEM 2.   Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.       Description
-----------       -----------

3.1 Incorporation, together with all amendments thereto (incorporated by reference to the Company's Form S-1 (File No. 33-9034), filed November 12, 1986).

3.2 By-Laws as adopted June 28, 1995, and as amended December 17, 1998 effective January 1, 1999 (incorporated by reference to the Company's report on Form 10-K/A for the fiscal year ended December 31, 1998, filed August 4, 1999).

4.1            Specimen Common Stock Certificate.

99.1 Annual Report Form 10-K for the year ended December 31, 2001 (filed with the SEC on March 28, 2002).

99.2 Quarterly Report on Form 10-Q for the period ended March 31, 2002 (filed with the SEC on May 15, 2002).

99.3 Quarterly Report on Form 10-Q for the period ended June 30, 2002 (filed with the SEC on August 14, 2002).

99.4 Definitive Proxy Statement dated April 12, 2002 for the 2002 Annual Meeting of stockholders (filed with the SEC on April 12,
               2002).

All exhibits will be supplied to the New York Stock Exchange.

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


                                    Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                              RIGHT MANAGEMENT CONSULTANTS, INC.


                                              BY:  /s/ G. Lee Bohs
                                                   -----------------------------
                                                       G. Lee Bohs
                                                       Executive Vice President









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


                                Index to Exhibits
                                -----------------


Exhibit No.       Description
-----------       -----------


3.1 Incorporation, together with all amendments thereto (incorporated by reference to the Company's Form S-1 (File No. 33-9034), filed November 12, 1986).

3.2 By-Laws as adopted June 28, 1995, and as amended December 17, 1998 effective January 1, 1999 (incorporated by reference to the Company's report on Form 10-K/A for the fiscal year ended December 31, 1998, filed August 4, 1999).

4.1            Specimen Common Stock Certificate.

99.1 Annual Report Form 10-K for the year ended December 31, 2001 (filed with the SEC on March 28, 2002).

99.2 Quarterly Report on Form 10-Q for the period ended March 31, 2002 (filed with the SEC on May 15, 2002).

99.3 Quarterly Report on Form 10-Q for the period ended June 30, 2002 (filed with the SEC on August 14, 2002).

99.4 Definitive Proxy Statement dated April 12, 2002 for the 2002 Annual Meeting of stockholders (filed with the SEC on April 12,
               2002).




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